UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Pursuant to the Company’s rights offering, Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), distributed to holders of record of its common stock, par value $0.0001 per share, one subscription right for each share of common stock owned as of the record date of September 4, 2015, as set forth in the Prospectus Supplement filed on September 8, 2015 to Chanticleer’s Form S-3 shelf registration statement (File No. 333-203679), first filed with the U.S. Securities and Exchange Commission on June 9, 2015, as amended, and declared effective June 9, 2015, to subscribe for and purchase shares of common stock at a subscription price equal to $1.35 per right, in cash.

As of September 22, 2015, the closing date of the rights offering, Chanticleer has received and validated subscriptions totaling 4,479,892 shares and gross proceeds of $6,047,855. These shares of the company’s common stock subscribed for in the rights offering will be issued to shareholders today. An additional subscription for an additional 400,000 shares representing gross proceeds of $540,000 was submitted by a beneficial owner but not delivered to Chanticleer, and that transaction is being researched and investigated. At this time, the company can provide no assurance as to whether those additional 400,000 shares will be issued and funds will be received for that subscription.

In addition to subscriptions under the rights offering, on September 27, 2015, Chanticleer entered into a standby purchase agreement with Richard H. Kreger pursuant to which Mr. Kreger agreed to purchase 414,800 shares of the company’s common stock at $1.35 per share upon the same terms and conditions offered to shareholders in Chanticleer’s rights offering, for proceeds of $559,980, bringing the total aggregate proceeds of the rights offering to $6,607,835. Mr. Kreger is an investment banker with Source Capital Group, Inc., the dealer-manager for the rights offering. Pursuant to the standby agreement, the officers and directors of Chanticleer have agreed to a six month lock-up agreement from the date of the completion of the rights offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

10.1	Form of Standby Purchase Agreement dated September 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: September 28, 2015	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer